Exhibit 8.1

May 19, 2017

Independence Realty Trust

Two Liberty Place

50 S. 16th Street, Suite 3575

Philadelphia, PA 19102

Ladies and Gentlemen:

We have acted as counsel to Independence Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with its registration of up to $1,000,000 aggregate amount of any combination of common stock, preferred stock, warrants, debt securities, guarantees of debt securities, stockholder rights or units (collectively, the “Securities”), as set forth in the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on the date hereof (the “Registration Statement”). You have requested our opinion regarding certain U.S. federal income tax matters.

In connection with the opinions rendered below, we have examined the following:

1)	the Registration Statement and the documents incorporated by reference therein;

2)	the organizational documents of the Company and its subsidiaries;

3)	the Fourth Amended and Restated Agreement of Limited Partnership of Independence Realty Operating Partnership, L.P., as amended from time to time (the “Operating Partnership”);

4)	an officer’s certificate, dated as of the date hereof, provided to us by the Company (the “Certificate”); and

5)	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed generally that:

1. Each of the documents referred to above has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been subsequently amended.

2. During the taxable years ended December 31, 2011 through December 31, 2016 and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in the Certificate true for such years.

3. Neither the Company nor the Operating Partnership will make any amendments to its organizational documents after the date of this opinion that would affect the Company’s qualification as a real estate investment trust (a “REIT”) for any taxable year.

4. No action will be taken by the Company, the Operating Partnership or any subsidiaries after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied as to factual matters only upon the correctness of the representations contained in the Certificate. We are not aware of any facts inconsistent with the statements in the Certificate. Where such factual representations contained in the Certificate involves the terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have explained such terms to the Company’s representatives and are satisfied that such representatives understand the terms and are capable of making such factual representations.

Based solely on the documents and assumptions set forth above, the representations set forth in the Certificate, and without further investigation, we are of the opinion that:

(a)	The Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2011 through December 31, 2016, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2017, and in the future;

(b)	the description of the law and the legal conclusions contained in exhibit 99.1 of the Registration Statement, captioned “Material U.S. Federal Income Tax Considerations,” are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Securities.

The opinions set forth above represent our conclusions based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinions referred to herein. We will not review on a continuing basis the Company’s, the Operating Partnership’s, nor any of their respective subsidiary’s compliance with the documents or assumptions set forth above. Accordingly, no assurance can be given that the actual results of the Company’s, the Operating Partnership’s or any of their respective subsidiary’s operations for its 2017 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations, as we have deemed necessary for purposes of rendering this opinion, we have not undertaken an independent investigation of all of the facts referred to in this letter and the Certificate.

The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT. Our opinions do not foreclose the possibility of a contrary determination by the Service or by a court of competent jurisdiction, or of a contrary position being adopted or taken by the IRS or Treasury Department in regulations or rulings issued in the future.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as it appears under the caption “Legal Matters.” In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ LEDGEWOOD
LEDGEWOOD, a professional corporation